Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

IR@plymouthreit.com

PLYMOUTH INDUSTRIAL REIT REPORTS FOURTH QUARTER RESULTS

BOSTON, February 21, 2024 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2023 and other recent developments.

Fourth Quarter, Full Year 2023 and Subsequent Highlights

•	Reported results for the fourth quarter of 2023 reflect net income attributable to common stockholders of $0.20 per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.47 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.48 per weighted average common share and units. Reported results for the full year 2023 reflect net income attributable to common stockholders of $0.20 per weighted average common share; Core FFO of $1.84 per weighted average common share and units; and AFFO of $1.73 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 6.6% on a GAAP basis excluding early termination income for the fourth quarter compared with the same period in 2022; increased 9.7% on a cash basis excluding early termination income. SS NOI increased 3.7% on a GAAP basis excluding early termination income for 2023 compared with the same period in 2022; increased 7.6% on a cash basis excluding early termination income.
•	Commenced leases during the fourth quarter experienced a 23.4% increase in rental rates on a cash basis from leases greater than six months. Commenced leases during the full year 2023 experienced a 21.0% increase in rental rates on a cash basis from leases greater than six months. Through February 19, 2024, executed leases scheduled to commence during 2024, excluding leases associated with new construction, total an aggregate of 3,181,442 square feet, all of which are associated with terms of at least six months. The Company will experience a 15.7% increase in rental rates on a cash basis from these leases.
•	Completed the disposition of an industrial building in New Jersey for $16.8 million, yielding a 6.3% cap rate on in-place NOI and an IRR of 18.2% over a nine-year hold period; the sale resulted in $16.2 million of net proceeds, all of which were used to reduce outstanding borrowings on the Company’s unsecured credit facility. During 2023, the Company completed $36.7 million of dispositions, which resulted in the paydown of $35.8 million in debt.
•	On November 1, repaid the AIG Loan in full in the amount of approximately $110 million, or $106.9 million after factoring the release of lender escrows; the repayment leaves the Company with only $18.4 million of debt maturing until August 2025.
•	Effective with the first quarter of 2024, the Board of Directors declared a 6.7% increase in the regular quarterly cash dividend for the common stock from $0.225 per share to $0.240 per share, or $0.96 per share on an annualized basis.
•	Issued full year 2024 guidance ranges for net loss per weighted average common share of $(0.12) to $(0.08) and Core FFO of $1.88 to $1.92 per weighted average common share and units along with accompanying assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “As we complete our most substantial year of leasing in 2023 with a 21% increase in rental rates on a cash basis, we also acknowledge a truly transformative year of work to put our balance sheet in the best position it’s been in our history. With a positive outlook in the Golden Triangle over the next two years and a focus on strategic deployment of our available liquidity to generate growth, we believe we are positioned to take advantage of an improved transaction environment later this year and into 2025.”

Financial Results for the Fourth Quarter of 2023

Net income attributable to common stockholders for the quarter ended December 31, 2023 was $9.2 million, or $0.20 per weighted average common share outstanding, compared with net loss attributable to common stockholders of $4.5 million, or $(0.11) per weighted average common share outstanding, for the same period in 2022. The year-over-year improvement was primarily due to a $10.5 million net gain on sale of real estate and an increase in net operating income, partially offset by increased interest expense resulting from higher interest rates. Weighted average common shares outstanding for the fourth quarters ended December 31, 2023 and 2022 were 44.9 million and 42.6 million, respectively.

Consolidated total revenues for the quarter ended December 31, 2023 were $50.8 million, compared with $47.3 million for the same period in 2022.

NOI for the quarter ended December 31, 2023 was $35.6 million compared with $33.1 million for the same period in 2022. Same store NOI (“SS NOI”) excluding early termination income – GAAP basis for the quarter ended December 31, 2023 was $31.5 million compared with $29.6 million for the same period in 2022, an increase of 6.6%. SS NOI excluding early termination income – Cash basis for the quarter ended December 31, 2023 was $31.5 million compared with $28.7 million for the same period in 2022, an increase of 9.7%. SS NOI for the fourth quarter was positively impacted by rent escalations and renewal and new leasing spreads. The same store portfolio is comprised of 182 buildings totaling 30.8 million square feet, or 90.6% of the Company’s total portfolio, and was 98.4% occupied as of December 31, 2023.

EBITDAre for the quarter ended December 31, 2023 was $31.3 million compared with $28.9 million for the same period in 2022.

Core FFO for the quarter ended December 31, 2023 was $21.6 million compared with $19.1 million for the same period in 2022, primarily as a result of the growth in same-store NOI, contribution from developments placed into service and a decrease in preferred stock dividends resulting from the full redemption of the Series A Cumulative Preferred Stock, partially offset by an increase in interest expense. The Company reported Core FFO for the quarter ended December 31, 2023 of $0.47 per weighted average common share and unit compared with $0.44 per weighted average common share and unit for the same period in 2022. Weighted average common shares and units outstanding for the fourth quarters ended December 31, 2023, and 2022 were 45.7 million and 43.3 million, respectively.

AFFO for the quarter ended December 31, 2023 was $22.0 million, or $0.48 per weighted average common share and unit, compared with $18.3 million, or $0.42 per weighted average common share and unit, for the same period in 2022. The results reflected the aforementioned changes in Core FFO and a reduction in straight-line rent adjustments, recurring capital expenditures, and capitalized interest related to development projects.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity and Capital Markets Activity

As of February 19, 2023, the Company’s current cash balance was approximately $7.7 million, excluding operating expense escrows of approximately $4.6 million, and it has approximately $194.6 million of capacity under the existing unsecured line of credit.

As previously disclosed, on November 1, 2023, Plymouth repaid the AIG Loan in full in the amount of approximately $110 million, or $106.9 million after factoring the release of lender escrows. The repayment was funded with a $106.9 million draw on the Company’s unsecured credit facility. The previously encumbered assets under the AIG Loan were added to the unencumbered pool of the unsecured credit facility, thereby expanding availability on the line of credit by approximately $19 million after factoring the draw.

On November 10, 2023, the Company entered into interest rate swap agreements with Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., and Capital One, N.A. for a total notional amount of $100 million to fix the USD-SOFR floating rate at a weighted average of 4.7537% for its unsecured revolving credit facility through maturity. Based on the Company’s current applicable spread on its credit facility, the $100 million is fixed at a weighted average interest rate of 6.4037% as of December 31, 2023.

After factoring in these interest rate swap agreements, 94% of the Company’s outstanding debt as of December 31, 2023 is now fixed at a weighted average interest rate of 3.99% with total debt outstanding at a weighted average interest rate of 4.36%. In addition, 69% of total debt outstanding is unsecured, and the Company has only $18.4 million of debt maturing until August 2025.

Quarterly Distributions to Stockholders

On February 21, 2024, the Board of Directors declared a 6.7% increase in the regular quarterly common stock dividend to $0.240 per share effective with the first quarter of 2024, or an annualized rate of $0.96 per share. The dividend will be paid on April 30, 2024, to stockholders of record on March 28, 2024.

On January 31, 2024, the Company paid a regular quarterly common stock dividend of $0.225 per share for the fourth quarter of 2023 to stockholders of record on December 29, 2023.

Investment and Disposition Activity

As of December 31, 2023, the Company had real estate investments comprised of 211 industrial buildings totaling 34.0 million square feet.

During the fourth quarter, Plymouth completed the previously announced sale of its 156,634-square-foot industrial building in Marlton, New Jersey for $16.8 million. The Company used the net proceeds of $16.2 million to pay down outstanding borrowings on its credit facility. The sale yielded a 6.3% cap rate on in-place NOI and an IRR of 18.2% over a nine-year hold.

During the fourth quarter, Plymouth delivered a fully leased industrial building in Jacksonville totaling 39,750 square feet. The final project in the first phase of its development program, a 52,920-square-foot, fully leased building in Jacksonville, is expected to come online in the third quarter of 2024. During the fourth quarter, Plymouth also signed a seven-year, 108,000-square-foot lease at its 180,000-square-foot industrial building in Atlanta, bringing the new development to 100% occupancy.

Leasing Activity

Leases commencing during the fourth quarter ended December 31, 2023 totaled an aggregate of 966,167 square feet, all of which are associated with terms of at least six months. These leases included 664,157 square feet of renewal leases and 302,010 square feet of new leases. The Company will experience a 23.4% increase in rental rates on a cash basis from these leases with renewal leases experiencing a 19.5% increase on a cash basis and new leases experiencing a 31.4% increase on a cash basis. Total portfolio occupancy at December 31, 2023 was 98.1% and reflects recent new developments now in service. Same store occupancy at December 31, 2023 was 98.4%.

Executed leases commencing during 2023, excluding leases associated with new construction, totaled an aggregate of 5,599,943 square feet, all of which are associated with terms of at least six months. These leases included 3,945,024 square feet of renewal leases and 1,654,919 square feet of new leases of which 109,098 square feet was vacant at the start of 2023.The Company will experience a 21.0% increase in rental rates on a cash basis from these leases with renewal leases experiencing a 16.3% increase on a cash basis and new leases experiencing a 31.4% increase on a cash basis.

Through February 19, 2024, the Company has already executed 3,181,442 square feet of leases that will commence during 2024, or 45.4% of its total 2024 expirations. These leases included 2,466,864 square feet of renewal leases and 714,578 square feet of new leases. Plymouth will experience a 15.7% increase in rental rates on a cash basis from these leases with renewal leases experiencing a 12.1% increase (34.0% of these renewals were contractual) and new leases experience a 28.7% increase on a cash basis.

The remaining 2024 expirations include a 769,500-square-foot Class A industrial building in the Metro East submarket of St. Louis. The tenant did not exercise its renewal option which expired January 31, 2024. The Company is operating under the assumption that the tenant will be vacating the building upon its lease expiration on July 31, 2024, and is actively marketing the property for lease. In its full year 2024 guidance noted below, Plymouth has assumed at the low end of the range that the tenant will vacate at the current expiration of its lease and the property will remain vacant through the balance of the year. The mid-point of the guidance range noted below assumes the tenant renews or the space is released before July 31, 2024.

Guidance for 2024

Plymouth issued its full year 2024 guidance ranges for net loss and Core FFO per weighted average common share and units as well as the accompanying guidance assumptions, which can be found in the tables below.

(Dollars, shares and units in thousands)	Full Year 2024 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.88	$1.92
Same Store Portfolio NOI growth – cash basis[2]	7.00%	7.50%
Average Same Store Portfolio occupancy – full year	97.5%	98.5%
General and administrative expenses[3]	$15,650	$15,150
Interest expense, net	$37,650	$37,150
Weighted average common shares and units outstanding[4]	45,880	45,880

Reconciliation of net income attributable to common stockholders and unit holders per share to Core FFO guidance:
	Full Year 2024 Range[1]
	Low	High
Net loss	$(0.12)	$(0.08)
Real estate depreciation & amortization	2.00	2.00
Core FFO	$1.88	$1.92

1)	Our 2024 guidance refers to the Company's in-place portfolio as of February 19, 2024 and does not include the impact from prospective acquisitions, dispositions, or capitalization activities.
2)	The Same Store Portfolio consists of 200 buildings aggregating 31,245,756 rentable square feet, representing approximately 92% of total in-place portfolio square footage. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $4.1 million for 2024.
4)	As of February 19, 2024, the Company has 45,872,375 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on February 22, 2024, at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through February 29, 2024, by dialing (877) 344-7529 and entering the replay access code, 8599062.

The Company has posted supplemental financial information on the fourth quarter results and prepared commentary that it will reference during the conference call. The supplemental information can be found under Financial Results on the Company’s Investor Relations page. The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Real estate properties	$1,567,866	$1,555,846
Less accumulated depreciation	(268,046)	(205,629)
Real estate properties, net	1,299,820	1,350,217

Cash	14,493	11,003
Cash held in escrow	4,716	13,376
Restricted cash	6,995	6,834
Deferred lease intangibles, net	51,474	70,718
Interest rate swaps	21,667	30,115
Other assets	42,734	39,055
Total assets	$1,441,899	$1,521,318

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	266,887	389,531
Unsecured debt, net	447,990	447,345
Borrowings under line of credit	155,400	77,500
Accounts payable, accrued expenses and other liabilities	73,904	72,551
Deferred lease intangibles, net	6,044	8,918
Interest rate swaps	1,161	—
Financing lease liability	2,271	2,248
Total Liabilities	953,657	998,093

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 0 and 1,955,513 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively (aggregate liquidation preference of $0 and $48,888 at December 31, 2023 and December 31, 2022, respectively)	—	46,844

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 45,250,184 and 42,849,489 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	452	428

Additional paid in capital	644,938	635,068
Accumulated deficit	(182,606)	(194,243)
Accumulated other comprehensive income	20,233	29,739
Total stockholders' equity	483,017	470,992
Non-controlling interest	5,225	5,389
Total equity	488,242	476,381
Total liabilities, preferred stock and equity	$1,441,899	$1,521,318

PLYMOUTH INDUSTRIAL REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2023	2022	2023	2022

Rental revenue	$50,754	$47,322	$199,760	$183,442
Management fee revenue and other income	30	4	88	94
Total revenues	50,784	47,326	199,848	183,536

Operating expenses:
Property	15,144	14,232	62,542	56,601
Depreciation and amortization	22,793	23,553	92,891	95,312
General and administrative	4,318	4,163	14,904	15,939
Total operating expenses	42,255	41,948	170,337	167,852

Other income (expense):
Interest expense	(9,686)	(8,914)	(38,278)	(32,217)
Earnings (loss) in investment of unconsolidated joint venture	—	—	—	(147)
Loss on extinguishment of debt	—	—	(72)	(2,176)
Gain on sale of real estate	10,534	—	22,646	—
(Appreciation) depreciation of warrants	—	—	—	1,760
Total other income (expense)	848	(8,914)	(15,704)	(32,780)

Net income (loss)	$9,377	$(3,536)	$13,807	$(17,096)
Less: Net income (loss) attributable to non-controlling interest	$101	$(40)	$147	$(210)
Net income (loss) attributable to Plymouth Industrial REIT, Inc.	$9,276	$(3,496)	$13,660	$(16,886)
Less: Preferred Stock dividends	—	917	2,509	4,866
Less: Series B Preferred Stock accretion to redemption value	—	—	—	4,621
Less: Loss on extinguishment/redemption of Series A Preferred Stock	—	19	2,023	99
Less: Amount allocated to participating securities	84	62	337	256
Net income (loss) attributable to common stockholders	$9,192	$(4,494)	$8,791	$(26,728)

Net income (loss) per share attributable to common stockholders - basic	$0.20	$(0.11)	$0.20	$(0.67)
Net income (loss) per share attributable to common stockholders - diluted	$0.20	$(0.11)	$0.20	$(0.67)

Weighted-average common shares outstanding - basic	44,879,341	42,569,415	43,554,504	39,779,128
Weighted-average common shares outstanding - diluted	44,992,450	42,569,415	43,631,693	39,779,128

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation (depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of an REIT’s operating performance, thereby, providing investors the potential to compare our operating performance with that of other REITs. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding:(i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): We calculate Core FFO by adjusting FFO for non-comparable items such as dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related expenses for transactions not completed, and certain non-cash operating expenses such as impairment on real estate lease, appreciation/(depreciation) of warrants and loss on extinguishment of debt. We believe that Core FFO is a useful supplemental measure in addition to FFO by adjusting for items that are not considered by us to be part of the period-over-period operating performance of our property portfolio, thereby, providing a more meaningful and consistent comparison of our operating and financial performance during the periods presented. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
NOI:	2023	2022	2023	2022
Net income (loss)	$9,377	$(3,536)	$13,807	$(17,096)
General and administrative	4,318	4,163	14,904	15,939
Depreciation and amortization	22,793	23,553	92,891	95,312
Interest expense	9,686	8,914	38,278	32,217
(Earnings) loss in investment of unconsolidated joint venture	—	—	—	147
Loss on extinguishment of debt	—	—	72	2,176
Gain on sale of real estate	(10,534)	—	(22,646)	—
Appreciation (depreciation) of warrants	—	—	—	(1,760)
Management fee revenue and other income	(30)	(4)	(88)	(94)
NOI	$35,610	$33,090	$137,218	$126,841

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
EBITDAre:	2023	2022	2023	2022
Net income (loss)	$9,377	$(3,536)	$13,807	$(17,096)
Depreciation and amortization	22,793	23,553	92,891	95,312
Interest expense	9,686	8,914	38,278	32,217
Loss on extinguishment of debt	—	—	72	2,176
Gain on sale of real estate	(10,534)		(22,646)
Appreciation (depreciation) of warrants	—	—	—	(1,760)
EBITDAre	$31,322	$28,931	$122,402	$110,849

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
FFO:	2023	2022	2023	2022
Net income (loss)	$9,377	$(3,536)	$13,807	$(17,096)
Gain on sale of real estate	(10,534)	—	(22,646)	—
Depreciation and amortization	22,793	23,553	92,891	95,312
Depreciation and amortization from unconsolidated joint ventures	—	—	—	268
FFO:	$21,636	$20,017	$84,052	$78,484
Preferred stock dividends	—	(917)	(2,509)	(4,866)
Acquisition expenses	—	—	85	201
Appreciation (depreciation) of warrants	—	—	—	(1,760)
Loss on extinguishment of debt	—	—	72	2,176
Core FFO	$21,636	$19,100	$81,700	$74,235

Weighted average common shares and units outstanding	45,740	43,340	44,413	40,553
Core FFO per share	$0.47	$0.44	$1.84	$1.83

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
AFFO:	2023	2022	2023	2022
Core FFO	$21,636	$19,100	$81,700	$74,235
Amortization of debt related costs	476	566	2,184	2,163
Non-cash interest expense	582	666	984	2,248
Stock compensation	838	1,105	2,966	2,603
Capitalized interest	(134)	(604)	(1,102)	(1,125)
Straight line rent	(111)	(637)	(1,944)	(3,682)
Above/below market lease rents	(401)	(519)	(2,221)	(3,151)
Recurring capital expenditure (1)	(880)	(1,353)	(5,743)	(6,793)
AFFO:	$22,006	$18,324	$76,824	$66,498

Weighted average common shares and units outstanding	45,740	43,340	44,413	40,553
AFFO per share	$0.48	$0.42	$1.73	$1.64

(1) Excludes non-recurring capital expenditures of $6,181 and $17,390 for the three months ended December 31, 2023 and 2022, respectively, and $30,366 and $60,350 for the years ended December 31 2023 and 2022 respectively.